Exhibit 99.1

Investor Contact:	Elizabeth Saunders	Media Contact:	Joy Sutton
	Clermont Partners		(615) 587-7728
	(312) 690-6008		Mediarequest@contactAAC.com
IR@contactAAC.com

AAC Holdings, Inc. Reports Fourth Quarter and Full Year 2018 Operational

Highlights and Other Recent Developments; Postpones Conference Call

BRENTWOOD, Tenn., March 13, 2019—AAC Holdings, Inc. (NYSE: AAC) (the “Company”) announced fourth quarter and full year 2018 operational highlights and other recent developments.

Recent Operational and Fourth Quarter 2018 Financial Highlights:

(All comparisons are to the comparable prior-year period, unless otherwise noted)

•	Implemented over $30 million in annualized expense reductions to benefit 2019 operating margins

•	Closed a $30 million incremental term loan with existing lenders to provide additional liquidity

•	New admissions increased 39% to 4,184 (increase related to the acquisition of AdCare on March 1, 2018)

•	Total average daily census was 1,002 compared to 995 (increase related to the acquisition of AdCare on March 1, 2018)

•	Outpatient visits increased 104% to 44,165 (increase primarily related to the acquisition of AdCare on March 1, 2018)

“The census downturn that we experienced in the last several months of 2018 was more significant than originally anticipated, with an initial 30% drop in call volume resulting in sharply decreased admissions in the third and fourth quarters,” said Michael Cartwright, Chairman and Chief Executive Officer of AAC Holdings, Inc. “However, admissions have begun to improve in early 2019, with average admissions per day improving by more than 20% through February 2019 compared to December 2018. We believe that this upturn reflects marketing initiatives we launched last year and continue to implement into 2019, including enhancing our online outreach resources.”

“We also acted to improve liquidity and reduce operating expenses. We have closed a $30 million incremental term loan that provides us with additional liquidity moving into 2019. We continue to seek to improve our balance sheet and have commenced a process to generate additional value from our treatment center real estate portfolio. At the same time, we have continued our expense savings initiatives into 2019, which, when combined with our previous cost savings initiatives announced in the fourth quarter of 2018, are expected to total over $30 million in annualized savings.”

“2018 was a challenging year for us,” Cartwright continued. “But we’ve started this year with positive momentum and we expect to see continued improvement. We believe we have the right things to help us get there – significant cost savings initiatives, options with our real estate portfolio, new processes in place within our sales and marketing team, and most of all our continued commitment to excellent clinical care.”

Postponement of Conference Call

The Company has postponed its conference call scheduled for March 13, 2019 as the Company requires additional time to complete the consolidated financial statements for the year ended December 31, 2018. The Company intends to reschedule its earnings conference call and issue guidance for the 2019 fiscal year, following completion of its consolidated financial statements.

Evaluation of Strategic Alternatives in AAC’s Real Estate Portfolio

The Company has commenced a process to explore strategic alternatives to generate additional value from its real estate portfolio consisting of treatment centers located across the United States. Management’s goal is to leverage the portfolio to create additional liquidity, lower its cost of capital and enhance shareholder value. Real estate strategic alternatives could include further sale leasebacks of individual facilities or larger portions of the company’s real estate portfolio.

Cost Savings Initiatives

The Company has enacted a series of cost savings initiatives during the fourth quarter for 2018 and into the first quarter of 2019 which is expected to result in over $30 million of annualized cost savings. These initiatives have included reductions in the Company’s corporate expenses, consolidation of its Las Vegas market, consolidation of the its southern California market, the sale of the Company’s New Orleans operations, and the consolidation of its lab operations.

Incremental Term Loan and Amendment of Existing Credit Facility

The Company has closed a $30 million incremental term loan with its existing lenders. In addition, the Company amended its existing secured credit facility to, among other items, provide increased flexibility with respect to certain financial covenants.

AdCare Acquisition

On March 1, 2018, AAC acquired AdCare, Inc. and its subsidiaries (“AdCare”). AdCare offers treatment for drug and alcohol addiction and includes, among other things, a 114-bed hospital and 5 outpatient centers in Massachusetts, as well as a 59-bed residential inpatient treatment center and 2 outpatient centers in Rhode Island. AdCare was purchased for total consideration of $85.0 million, subject to adjustments.

Fourth Quarter 2018 Operational Results

New admissions increased 39% to 4,184 from 3,018 in the same period in the prior year. The increase in new admissions was related to the acquisition of AdCare on March 1, 2018. New admissions excluding AdCare decreased 19.7%, to 2,422 from 3,018.

Total average daily census (“ADC”) was 1,002 compared to 995 in the same period in the prior year. The increase in ADC was related to the acquisition of AdCare on March 1, 2018. ADC excluding AdCare decreased 14.3%, to 853 from 995.

Outpatient visits increased 104% to 44,165 from 21,651 in the same period in the prior year. The increase in outpatient visits was primarily related to the acquisition of AdCare on March 1, 2018. Outpatient visits excluding AdCare decreased 19.6%, to 17,411 from 21,651.

Full Year 2018 Operational Results

New admissions increased 47.2% to 18,099 from 12,299 in the prior-year period. The increase in new admissions was related to the acquisition of AdCare on March 1, 2018. New admissions excluding AdCare decreased 5.8%, to 11,588 from 12,299.

Total ADC was 1,080 compared to 972 in the prior-year period. The increase in ADC was related to the acquisition of AdCare on March 1, 2018. ADC excluding AdCare decreased 2.1%, to 952 from 972.

Outpatient visits increased 141.3% to 174,123 from 72,155 in the prior year period. The increase in outpatient visits was primarily related to the acquisition of AdCare on March 1, 2018. Outpatient visits excluding AdCare increased 13.0%, to 81,532 from 72,155.

Balance Sheet and Cash Flows

As of December 31, 2018, AAC Holdings’ unaudited balance sheet reflected cash and cash equivalents of $5.4 million, net property and equipment of $166.9 million and total debt of $319.2 million (current and long-term portions). In March 2019, we closed on a $30 million incremental term loan that provides the company with additional liquidity. Management believes current cash flow, cash on hand, along with anticipated access to debt and capital markets or anticipated proceeds from sale-leaseback transactions will be sufficient to fund our expected future liquidity needs.

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About American Addiction Centers

American Addiction Centers is a leading provider of inpatient and outpatient substance abuse treatment services. We treat clients who are struggling with drug addiction, alcohol addiction and co-occurring mental/behavioral health issues. We currently operate substance abuse treatment facilities located throughout the United States. These facilities are focused on delivering effective clinical care and treatment solutions. For more information, please find us at AmericanAddictionCenters.org or follow us on Twitter.

Forward Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are made only as of the date of this release. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “may,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements may include information concerning AAC Holdings, Inc.’s (collectively with its subsidiaries, “AAC Holdings” or the “Company”) possible or assumed future results of operations, including descriptions of the Company’s revenue, profitability, outlook and overall business strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from the information contained in the forward-looking statements. These risks, uncertainties and other factors include, without limitation: (i) our inability to effectively operate our facilities; (ii) our reliance on our sales and marketing program to continuously attract and enroll clients; (iii) a reduction in reimbursement rates by certain third-party payors for inpatient and outpatient services and point-of-care and definitive lab testing; (iv) our failure to successfully achieve growth through acquisitions and de novo projects; (v) the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of an acquisition; (vi) our failure to achieve anticipated financial results from contemplated and prior acquisitions; (vii) a disruption in our ability to perform diagnostic laboratory services; (viii) maintaining compliance with applicable regulatory authorities, licensure and permits to operate our facilities and laboratories; (ix) a disruption in our business and reputational and economic risks associated with civil claims by various parties; (x) inability to meet the covenants in our loan documents or lack of borrowing capacity; (xi) our inability to effectively integrate acquired facilities; and (xii) general economic conditions, as well as other risks discussed in the “Risk Factors” section of the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission; and (xii) risks related to the closing process for our fiscal year ended December 31, 2018. As a result of these factors, we cannot assure you that the forward-looking statements in this release will prove to be accurate. Investors should not place undue reliance upon forward-looking statements.

AAC HOLDINGS, INC.

OPERATING METRICS

Unaudited

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Operating Metrics:
New admissions[1]	4,184	3,018	18,099	12,299
Average daily inpatient census[2]	745	737	807	775
Average daily sober living census[3]	257	258	273	197
Total average daily census	1,002	995	1,080	972
Average episode length (days)[4]	22	28	22	28
Outpatient visits[5]	44,165	21,651	174,123	72,155
Inpatient bed count at end of period[6]	1,080	939	1,080	939
Effective inpatient bed count at end of period[7]	1,076	939	1,076	939
Average effective inpatient bed utilization[8]	69%	78%	73%	78%

[1]	Represents total client admissions at our inpatient facilities for the periods presented.
[2]	Represents average daily client census at all of our inpatient facilities.
[3]	Represents average daily client census at our sober living facilities.
[4]	Average episode length is the consecutive number of days from admission to discharge that a client stays at an AAC inpatient facility and, when applicable, an AAC sober living facility.
[5]	Represents the total number of outpatient visits at our standalone outpatient centers during the periods presented.
[6]	Inpatient bed count at end of period includes all beds at inpatient facilities.
[7]	Effective bed count at end of period represents the number of beds for which our facilities are staffed based on planned census.
[8]	Average effective inpatient bed utilization represents average daily inpatient census divided by the average effective inpatient bed count during the applicable period.

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